Exhibit 99.1

Contact:

Lauren Moyer, AmerisourceBergen

610-727-3696 — Office

215-460-6981 — Mobile

lmoyer@AmerisourceBergen.com

AmerisourceBergen Executive Vice President of Retail Strategy and President of Good Neighbor Pharmacy David W. Neu to Retire

Brian Nightengale, RPh, PhD, President of Xcenda to assume role as President of Good Neighbor Pharmacy

Conshohocken, Pa., (April 22, 2016) —AmerisourceBergen Corporation (NYSE: ABC) today announced that David W. Neu, Executive Vice President of Retail Strategy and President of Good Neighbor Pharmacy will retire in the summer of 2016. Neu has served AmerisourceBergen for more than 30 years in an array of leadership roles including heading the AmerisourceBergen Drug Corporation. During his tenure with the company, Neu has passionately championed the value of independent community pharmacy to the health and pharmaceutical industry. Neu’s leadership extends beyond AmerisourceBergen to numerous industry organizations including his appointment as Board of Directors Chairman for the Healthcare Distribution Management Association in 2012 and his election to the board of the National Association of Chain Drug Stores in 2015.

“Our company will continue to be inspired by Dave, and his legacy will be AmerisourceBergen’s unwavering focus on providing innovative and impactful support to community pharmacists,” said Steven H. Collis, AmerisourceBergen’s Chairman, President and Chief Executive Officer. “Dave has been a true friend and mentor to many including me. He has inspired so many of us with his tremendous energy, dedication to our customers and an approachable manner that has motivated associates at every level of our organization.”

Brian Nightengale, RPh, PhD, President of Xcenda will immediately assume the role of President of Good Neighbor Pharmacy. Nightengale has more than 20 years of experience with Xcenda, a part of AmerisourceBergen, leading efforts to demonstrate the value of pharmaceutical products while improving patient access to medications. As an original Xcenda employee, Nightengale played a key role in growing the company from a startup to a global leader in commercialization support for innovative medical treatments. Prior to joining Xcenda, Nightengale served as an Assistant Professor at the College of Pharmacy, University of Oklahoma Health Sciences Center where he is currently a member of the National Board of Advisors.

“In today’s healthcare landscape, independent pharmacists are seeking partners who can help grow their business and their ability to meet the needs of patients in communities across the country,” said Robert P. Mauch, PharmD, PhD, President of AmerisourceBergen Drug

Corporation. “Brian’s pharmacy background, deep understanding of the payer environment and clinical and commercial expertise will offer exciting new perspective for Good Neighbor Pharmacy and will enable us to honor Dave’s legacy by building the capabilities and solutions we need to support independent community pharmacists.”

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About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $135 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 18,000 people. AmerisourceBergen is ranked #16 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.